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                                                                EXHIBIT 99


MERGER OF PINNACLE, INDIANA FEDERAL AND COMMUNITY BANK IS FINALIZED TODAY


FOR MORE INFORMATION CONTACT:
Richard L. Schanze, Chairman, CEO
Pinnacle Financial Services, Inc.
(616) 983-6311

Donald A. Lesch, CEO
Indiana Federal Corporation
(219) 465-6607

Joseph F. Heffernan, CEO
CB Bancorp, Inc.
(219) 873-2800

For immediate release: August 4, 1997

St. Joseph, MI, Valparaiso, IN, Michigan City, IN - The area's largest locally-managed financial institution has been created with the completion of a merger between Pinnacle Financial Services, Inc., Indiana Federal
Corporation and CB Bancorp, Inc. The merger will be effective at the end of business Friday, August 1st. The new $2.2 billion entity will operate under the name Pinnacle Financial Services, Inc. and will be located in Valparaiso. The largest subsidiary of the corporation, Pinnacle Bank, will continue to be headquartered in St. Joseph, Michigan.

The action took place following shareholder approval at each of the respective institutions' annual shareholders meetings Wednesday, July 30, 1997.

Through Pinnacle Bank, a full range of services will be offered via a network of 47 sales centers and 45 ATMs extending from Southwestern Michigan to the Illinois state line.

"By virtue of these transactions, our company is positioned as a front runner in the financial services industry in a number of very lucrative markets," said Richard Schanze, Pinnacle Chairman. "Our size and physical distribution offer many benefits to our customers."

The Pinnacle/Indiana Federal plan to merge was announced last November, and the CB Bancorp merger was initiated in March.

"This merger culminates more than a year of diligent work and we're enthused about the potential of this new institution," said Indiana Federal Corporation Chairman, Donald Lesch. "But the real work begins now to bring together the very best of our respective institutions to provide unparalleled service to our customers."

Joe Heffernan, Chairman of CB Bancorp added, "We are very excited about being a part of this dynamic and growing organization, and we see tremendous benefits accruing to our customers, employees and shareholders. By expanding our services across this market, we create greater opportunities for everyone."

Customers of all three institutions will be able to bank at any branch beginning Monday, August 4, 1997.

Schanze will serve as chairman of the Board, and Lesch will assume the duties of Vice Chairman/President. The Pinnacle Financial Services, Inc. Board of Directors will be comprised of five representatives from Pinnacle's previous board, five representatives from Indiana Federal and one previous CB Bancorp board member.

Pinnacle stock is traded on the NASDAQ under the PNFI symbol.